                  Exhibit 99.1

News                                                                                                 NYSE: BWS
          For Immediate Release
          Contacts:

          Media:
          Dorothy Allen, Brown Shoe
          314.854.4094

          David Garino, Fleishman-Hillard
          314.982.0551

          Investors:
          Ken Golden, Brown Shoe
          314.854.4134

BROWN SHOE COMPANY, INC. ANNOUNCES AGREEMENT WITH SAM AND LIBBY EDELMAN TO INVEST IN EDELMAN SHOE, INC.

ST. LOUIS, July 27, 2007 – Brown Shoe Company, Inc. (NYSE: BWS, www.brownshoe.com) today announced it has entered into an agreement with Sam Edelman and his wife Libby to make an investment in Edelman Shoe, Inc.  This investment will allow the Edelmans to accelerate the development and expansion of the Sam Edelman brand, a growing women’s fashion footwear brand launched in 2004 by industry veteran Sam Edelman. The brand is young, fun, and fresh with crossover appeal and relevance for women of all age groups, and is sold in better department stores, including Belk, Bloomingdale’s, Macy’s, Neiman Marcus Cusp, Nordstrom, and Von Maur, as well as Victoria’s Secret catalogue and over 500 independent and specialty stores across the country.  Additionally, Edelman Shoe has plans to open its first retail store in New York City in 2008, followed by stores in Los Angeles, Las Vegas, and South Beach.  Edelman Shoe also markets the SE Boutique and Sam Edelman Kids brands.  Sam Edelman and Libby Edelman maintain a majority interest in the company and Brown Shoe has acquired an option to buy the remaining interest in the future.

 “We are excited to partner with Sam Edelman in developing and growing a brand that has already established strong consumer appeal,” said Brown Shoe Chairman and CEO Ron Fromm.  “We believe there is a significant growth opportunity for this brand and that Brown Shoe’s sourcing and distribution expertise will be a great complement to Sam’s creativity, product vision, entrepreneurship, and over thirty years of experience.”

“We believe that with Brown Shoe as our partner, we will be able to focus our energies and build the Sam Edelman brand into one of the most important brands in the shoe industry - one with integrity and longevity,” said Sam Edelman.  “We also believe that with the professionalism our new partners bring to our organization, we will finally have the time to develop great licensing opportunities in related areas.  We have been a vendor of Brown Shoe for over thirty years and have always felt at home there.  We are thrilled about this next phase in our relationship.”

Brown Shoe Company, Inc. is a $2.5 billion footwear company with global operations. Brown Shoe’s Retail division operates Famous Footwear, the 1,000-store chain that sells brand name shoes for the family, and approximately 300 specialty retail stores in the U.S. and Canada under the Naturalizer, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner, and Carlos by Carlos Santana and Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's Web site at http://www.brownshoe.com.

Edelman Shoe, Inc. is led by Sam Edelman, who manages sales and product design, and his wife Libby, who manages marketing and public relations.  The couple has worked together for twenty years, beginning with the very successful launch of the Sam & Libby brand in 1987, which was later sold in 1997.  Sam Edelman has a proven track record in the footwear industry, beginning in 1975 when he collaborated with his father to create the “Horseshoes” brand, which was licensed to Ralph Lauren, and includes key roles at Candies, Kenneth Cole Productions, and launching the footwear division at Esprit.